SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Sections 13
              and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number: 333-25751
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              Credit Suisse First Boston Mortgage Securities Corp.
        ------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                            Eleven Madison Avenue
                           New York, New York 10010
                                (212) 325-2000
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             (Address, including zip code, and telephone number,
                     including area code, of registrant's
                         principal executive offices)


                     Credit Suisse First Boston Mortgage
              Securities Corp. Commercial Mortgage Pass-Through
           Certificates, Series 1997-C1, Class A-1A, A-1B and A-1C
       -------------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                   None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
          Rule 12g-4(a)(1)(i)   / /    Rule 12h-3(b)(1)(ii)  / /
          Rule 12g-4(a)(1)(ii)  / /    Rule 12h-3(b)(2)(i)   / /
          Rule 12g-4(a)(2)(i)   / /    Rule 12h-3(b)(2)(ii)  / /
          Rule 12g-4(a)(2)(ii)  / /    Rule 15d-6            /x/
          Rule 12h-3(b)(1)(i)   / /

     Approximate number of holders of record as of the certification or notice date:
                    Class A-1A:  7
                    Class A-1B:  29
                    Class A-1C:  42




     Pursuant to the requirements of the Securities Exchange Act of 1934, Credit Suisse First Boston Mortgage Securities Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  January 20, 1998       BY: /s/ Allan J. Baum
       ----------------           ---------------------------
                                  Allan J. Baum
                                  Vice President